Exhibit 23

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 11, 2011, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Atrion Corporation and subsidiaries on Form 10-K for the year ended December 31, 2009.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Atrion Corporation and subsidiaries on Forms S-8 (File No. 333-56509, effective June 10, 1998, File No. 333-63318, effective June 19, 2001, File No. 333-142917, effective May 14, 2007, File No. 333-144085, effective June 27, 2007, and File No. 333-144086, effective June 27, 2007).

/s/ Grant Thornton LLP
Dallas, Texas
March 11, 2011